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                                                                    EXHIBIT 10.1

                             [VIEWPOINT LETTERHEAD]

                                                                  March 29, 2001

Mr. Fred Brown
22 Helena Avenue
Santa Barbara, CA 93101

Dear Mr. Brown:

     We are pleased to offer to you the full time, regular position of Executive Vice President and General Manager with Viewpoint Corporation (the "Company") commencing on or about April 1, 2001. You will work in our Los Angeles office and you will report to and work under the direction of Robert E. Rice, Chief Executive Officer. Our team is excited that you will be joining us.

     1. Compensation. (a) Base Salary. You will be an exempt, salaried employee. Your base compensation will be $200,000 earned and payable according to the Company's standard payroll practices and subject to annual review.

     (b) Incentive Compensation. For the remainder of 2001, you will receive within 30 days following the end of each complete calendar quarterly period you are employed by the Company, as incentive compensation: (i) one-half of one percent (0.5%) of all Revenue if Revenue for such quarterly periods is not less than $5,000,000 or (ii) three-tenths of one percent (0.3%) of all Revenue if Revenue for such quarterly periods is less than $5,000,000 but not less than $2,500,000. You will not be entitled to any incentive compensation for any quarterly period if Revenue is less than $2,500,000. Analogous per quarter target amounts and incentive compensation payment will be determined by the CEO prior to the start of each calendar year. For purposes of this agreement, "Revenue" with respect to any period means the amount of revenue reported by the Company during such period from sales and licensing of the Company's products, other than (x) revenues reported on the basis of any "barter" or similar arrangements and (y) revenues reported from strategic licensing transactions between the Company and any or all of Macromedia, Inc., Adobe Systems Incorporated, America Online, Inc. ("AOL") and Microsoft Corporation ("MS"), but including any transactions with AOL and/or MS involving a revenue share arrangement between the Company and AOL and/or MS relating to advertising sales.

     2. Benefits. All benefits which the Company may now or hereafter make available to employees of comparable status to you, other than medical insurance, will be made available to you as well, on all of the same terms and conditions. In lieu of medical insurance coverage, the Company will pay to you $450.00 per month in addition to your base salary.

     3. Stock Option. You will be granted a stock option entitling you to purchase 400,000 shares of Company common stock at an exercise price per share equal to the closing price of the Company's common stock as reflected on the NASDAQ stock exchange on the last day of the month in which your employment commences (the "Stock Option"). The Stock Option will be subject to the Viewpoint Corporation 1996 Non statutory Stock Option Plan. Twenty-five percent of the shares subject to the Stock Option will vest on the first anniversary of your hire date and, thereafter, the balance will vest at the rate of 1/36th per month. The options shall expire 10 years from the date of grant (the "Stock Option Expiration Date").

     4. Termination Without Cause or for Good Reason. If your employment is terminated by the Company without Cause or by you for Good Reason, whether in connection with a Change in Control or otherwise, the shares subject to the Stock Option shall continue to vest for a period of twelve months and you will receive twelve months' base salary as severance (paid out over the twelve month period). For purposes of this letter agreement:

          A. "Cause" means (i) a willful failure by you to comply with a specific, lawful direction of the Chief Executive Officer or the Board of Directors which is related to your duties and responsibilities, (ii) performance of any act or failure to perform any act in bad faith and to the detriment of the

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     Company, or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

          B. "Good Reason" means, without your consent, (i) a significant reduction of your duties, authority, or responsibilities relative to your duties, authority, or responsibilities immediately prior to such reduction,
     (ii) a change in the level of management to which you report, (iii) a Change in Control or the resignation of the current CEO or the termination by the Company of the current CEO's employment without cause (as defined in the current CEO's employment agreement), or (iv) a reduction of your base compensation other than a reduction which is a part of and generally consistent with, a general reduction of officer salaries. For the avoidance of doubt, termination of the current CEO's employment by the Company for cause (as defined in the current CEO's employment agreement) shall not constitute Good Reason for purposes of this agreement.

          C. "Change in Control" means the acquisition by any person or entity of the beneficial ownership, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, the acquisition by any person or entity of substantially all of the Company's assets, or a merger or consolidation of the Company with any other corporation where the Company is not the surviving corporation.

     If your employment is terminated by the Company for Cause or by you without Good Reason, the shares subject to the Stock Option shall not continue to vest and you will not be entitled to severance.

     Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. As with all Viewpoint employees, either party may end the employment relationship at any time, with or without cause. Employment at Viewpoint is strictly at the will of each of the parties. This offer, and the enclosed Viewpoint Employee Invention, Copyright and Secrecy Agreement represent the entire agreement between you and Viewpoint regarding your employment with the Company, and supersede any previous oral or written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

     In acceptance of this position, please sign and return, within three days, a copy of this letter, together with a signed copy of the Viewpoint Employee Invention, Copyright and Secrecy Agreement. You should send these documents to Jeanine Borko, 498 Seventh Ave. 18th Floor. New York, NY. 10018.

     We are delighted that you will be joining Viewpoint. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company. If you have any questions, please feel free to call me.

                                          Sincerely,

                                          VIEWPOINT CORPORATION

                                          /s/       ROBERT E. RICE
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                                                      Robert E. Rice
                                                  Viewpoint Corporation

AGREED AND ACCEPTED

/s/         FRED BROWN
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              Fred Brown

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